Exhibit 99.1

Company Contact: Kirk Patterson Senior Vice President and CFO Entorian Technologies Inc. (512) 454-9531 investors@entorian.com	Investor Contact: Beverly Twing Shelton Investor Relations For Entorian Technologies Inc. (972) 239-5119 x 126 investors@entorian.com

Entorian Technologies Reports Preliminary First Quarter 2008 Revenue

Provides Revenue Guidance for Second Quarter 2008

AUSTIN, TX – April 17, 2008 – Entorian™ Technologies Inc. (NASDAQ: ENTN), a market-leading provider of advanced electronic technologies and solutions for enterprise, consumer and other high-growth markets, today reported that it expects preliminary revenue to be approximately $8.6 million for the first quarter ended March 31, 2008, with product revenue of approximately $7.2 million and license revenue of approximately $1.4 million.

In addition, based on current visibility, Entorian expects total revenue for the second quarter 2008 to range between approximately $8.0 million and $9.5 million.

“Revenue for the first quarter was within our previously stated guidance,” commented Wayne Lieberman, president and CEO of Entorian. “DRAM memory prices, although still volatile, have settled in over the past quarter. In addition, moving some of our capacity from Irvine to Mexico is now complete and we expect the first production runs to begin late in the second quarter. Our excess capacity in both Mexico and Irvine may further enable more operational efficiencies at a future time.

In addition, we expect to take a charge of approximately $1.7 million in the first quarter associated with acquisition efforts we pursued, inventory related to flex circuits for DDR1 technology, first-generation ArctiCore™ samples, memory inventory price adjustments and litigation.

Further, we continue to aggressively pursue acquisitions in high-growth markets. We are optimistic that our acquisition targets will yield positive results.

Finally, Berry Cash is retiring from our Board of Directors. I would like to thank him for his years of service as a member of our Board. We have started a search for an independent director and expect to fill this position in the near future.

We remain positive regarding new business opportunities and believe our balance sheet positions the company for expansion,” concluded Mr. Lieberman.

The company will provide additional details regarding its first quarter financial results as well as web cast and conference call information at a later date.

Cautionary Language

This press release contains forward-looking statements. These statements are generally accompanied by words such as “expect,” “anticipate,” “believe,” “estimate,” and similar expressions. These statements include our estimates of second quarter 2008 revenue; our expectation that our first production runs from moving some manufacturing capacity from Irvine to Mexico will begin late in the second quarter of 2008; our optimism that our acquisition targets will yield positive results; the charge of $1.7 million that we expect to take in the first quarter of 2008; as well as our belief that our balance sheet positions the company for expansion. We do not have long-term agreements with our customers or sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, transitions in the technologies utilized by OEMs and others (including but not limited to increased use of dual-die and planar solutions and a continuing shift from DDR-1 to DDR-2) and the resulting impact on our business; reduced DRAM pricing and less demand for our products, due to a DRAM oversupply in certain instances; having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; our inability to successfully integrate our acquisition of Southland Micro Systems; an increased risk associated with the volatility of the price of DRAM, given our increased purchases of DRAM as a result of our acquisition of Southland; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our new technologies, such as our NAND Flash-memory stacking technologies, FlashStak X-2 and ArctiCore, are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize or monetize the intellectual property that we develop; the areas in California and Mexico in which we manufacture are subject to earthquakes, fires, flooding and other natural disasters, for some of which we are not insured; the risk that we will be unable to enter into additional license agreements to license our technologies; the risks associated with intellectual property litigation or other litigation; the risk that our customers or we are unable to obtain adequate memory or other materials; the risk that we incur problems in our manufacturing processes or facilities or that we are unable to maintain or improve our manufacturing capacity and turnaround times; risks related to qualifying our current or future products in our customers’ future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; risks associated with failing to achieve standardization of certain of our products (such as ArctiCore) from JEDEC; risks associated with acquiring other businesses or technologies in the future; our inability to identify companies to acquire; and the risks associated with our dependence on a few key personnel to manage our business effectively.

For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 14, 2008. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

About Entorian Technologies

Entorian Technologies Inc. is a market-leading provider of advanced electronic technologies and solutions for enterprise, consumer and other high-growth markets. With an IP portfolio of more than 230 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Headquartered in Austin, Texas, Entorian operates two ISO-certified manufacturing facilities in Irvine, California and Reynosa, Mexico. For more information, go to http://www.entorian.com.

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